FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY Benefits are payable at the earlier of the Policy Maturity Date or the death of the Insured. Flexible premiums are payable until the earlier of the Policy Maturity Date or the death of the Insured. The death benefit is adjustable subject to specified requirements and limits. This policy is non-participating.

This policy is a legal contract between You, as owner(s), and Us, Principal National Life Insurance
Company, a stock company. Your policy is issued based on the information in the application and payment of premiums as shown on the current Data Pages. We will pay the benefits of this policy in accordance with its provisions.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE YOUR NET
PREMIUMS TO ONE OR MORE OF THE DIVISIONS, THE FIXED ACCOUNT, AND TO THE FIXED
DOLLAR COST AVERAGING ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE DIVISIONS WILL INCREASE OR
DECREASE FROM DAY TO DAY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE
DIVISIONS THAT YOU HAVE CHOSEN. THERE ARE NO MINIMUM GUARANTEES REGARDING
SUCH PORTION OF YOUR POLICY VALUE.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT OR THE FIXED
DOLLAR COST AVERAGING ACCOUNT WILL BE CREDITED INTEREST AT A RATE WE
DETERMINE. SUCH RATE WILL NOT BE LESS THAN AN EFFECTIVE ANNUAL RATE OF 2%,
ACCRUED DAILY AND COMPOUNDED ANNUALLY.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER
SPECIFIED CONDITIONS. THE DEATH PROCEEDS SECTION OF THIS POLICY PROVIDES THE
METHOD FOR DETERMINING THE AMOUNT OF INSURANCE PAYABLE AT DEATH.

EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY.
IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR
OUR HOME OFFICE BEFORE THE LATER OF: (1) TEN DAYS AFTER YOU RECEIVE THE POLICY
OR (2) SUCH LATER DATE AS SPECIFIED BY APPLICABLE STATE LAW. IF YOU RETURN THIS
POLICY, WE WILL REFUND YOUR PREMIUM IN STATES WHERE REQUIRED. IN STATES WHERE
PERMITTED, WE WILL REFUND THE NET POLICY VALUE PLUS ANY FEES OR CHARGES TAKEN,
WHICH MAY BE MORE OR LESS THAN PREMIUMS PAID. PLEASE READ YOUR POLICY
CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

This policy starts on the Policy Date and will stay in force until the earlier of the Policy Maturity Date shown on the current Data Pages or the death of the Insured so long as You satisfy the requirements outlined in Your policy.

TABLE OF CONTENTS

Data Pages	3	Policy Expenses	17
Definitions In This Policy	4	Monthly Policy Charges	17
Purchasing And Keeping The Policy In Force	6	Cost Of Insurance	18
Premium Payments	6	Cost Of Insurance Rates	18
Planned Periodic Premiums	6	Premium Expense Charge	18
Premium Payment Limits	6	Adjustment Options	18
Continuation Of Insurance	7	Requesting An Adjustment	18
No Lapse Guarantee Test	7	Adjusting The Face Amount	18
Grace Period	7	Approval Of An Adjustment	19
Termination	8	Death Proceeds	19
Reinstatement	8	Death Benefit Options	19
Premium Investment Options	9	Changes In Death Benefit Options	20
Allocations	9	Maturity Proceeds	20
Fixed Account	9	Benefit Payment Options	21
Fixed Dollar Cost Averaging Account	9	Benefit Payment Conditions	21
(Fixed DCA Account)		Description Of Benefit Payment Options	21
Divisions	9	Right To Exchange	25
Variable Life Separate Account	10	Owner, Beneficiary, Assignment	25
Benefits While The Policy Is In Force	10	Owner	25
Policy Values	10	Beneficiary	25
Loan Account Value	10	Change Of Owner Or Beneficiary	25
Fixed Account Value	10	Benefit Instructions	25
Fixed DCA Account Value	11	Assignment	25
Division Value	11	General Information	26
Unit Values	11	The Contract	26
Net Investment Factor	11	Alterations	26
Transfers	11	Risk Reclassification	26
Transfers Allowed	11	Requesting Additional Benefits By Rider	26
Transfers From Fixed Account	12	Incontestability	26
Transfers From Fixed DCA Account	12	Misstatement Of Age Or Gender	26
Transfers From Divisions	13	Deferment	27
Automatic Portfolio Rebalancing (APR)	13	Suicide	27
Policy Loans	14	Basis Of Values	27
Loan Account	14	Statement Of Value	28
Loan Interest Charge	14	Current Illustration	28
Repayment	14	Applicable Tax Law	28
Policy Surrender	15
Surrender Charges	15
Partial Surrenders	15

A copy of the application and any additional benefits provided by rider follow the last page of this policy.

Principal National Life
Insurance Company
Des Moines, Iowa 50392-0001

DATA PAGES

Flexible Premium Variable Universal Life

POLICY DATA
Policy Number:	Sample
Owner(s):	John Doe
For additional owners or subsequent ownership changes, see application or letter(s) of acknowledgement.
Insured’s Name:	John Doe
Insured’s Risk Class:	Standard Nontobacco

Insured’s Age and Gender:	35, Male

Policy Date:	November 1, 2011

Policy Maturity Date:	October 31, 2097

Face Amount:	$100,000

Death Benefit Option:	Option 1

Life Insurance Qualification Test:	Guideline Premium Test

PLANNED PERIODIC PREMIUM:	$1,000.00
Planned Premium Frequency:	Annual

No Lapse Guarantee Monthly Premium:	$34.25
Applicable during the first ten Policy Years only.
Death Benefit Guarantee Monthly Premium:	$84.33

DCA Duration:	6 Months

We will charge interest on any Loan Indebtedness and credit interest to the Loan Account as follows:

Policy Year	Interest Rate Charged	Interest Rate Credited
1 – 10	5.5%	4.0%
11 and after	4.0%	4.0%

CHARGES AND LIMITS

· Guaranteed Maximum Surrender Charges per policy:

A surrender charge will be deducted from Your Policy Value if this policy is surrendered in full for its
Net Surrender Value or if this policy terminates within 10 years from issue or Face Amount increase.
Any Face Amount increase will have its own surrender charge and surrender charge period. A Face
Amount decrease will not decrease the Guaranteed Maximum Surrender Charges. The Guaranteed
Maximum Surrender Charges do not exceed the maximum charges allowed by state law. Maximum charges allowed by state law are based on the mortality table used as the basis for the guaranteed maximum cost of insurance rates and a nonforfeiture interest rate of 4%.

The Guaranteed Maximum Surrender Charge for each Policy Year is shown in the table below, subject to adjustment for any Face Amount increases that are described in the Adjustment Options section of this policy.

Policy Year	Amount
1	$1,112.00
2	1,098.66
3	1,085.31
4	1,071.97
5	1,058.62
6	957.43
7	857.35
8	756.16
9	656.08
10	556.00
11 and later	0.00

· The Guaranteed Maximum Premium Expense Charge is 8.25% of each premium.

· The Guaranteed Maximum Monthly Policy Issue Charge, deducted on a monthly basis, is $0.17396 per $1,000 of Face Amount for all Policy Years, subject to adjustment for any Face Amount increases. Any Face Amount increase will have its own Guaranteed Maximum Monthly Policy Issue
Charge.

· The Guaranteed Maximum Monthly Administration Charge, deducted on a monthly basis, is $25.00 for all Policy Years.

· The Guaranteed Maximum Annual Asset Based Charge, deducted on a monthly basis, is as follows:

Policy Year	Annual Charge
All Policy Years	.15% Net Policy Value

· The Minimum Face Amount is $100,000.

· The Minimum Face Amount Increase is $50,000.

· The Minimum Fixed Account or Division Value for scheduled transfers is $2,500.

· The Minimum Unscheduled Transfer Amount is the lesser of $100, or the balance of the Divisions,
Fixed Account, or Fixed DCA Account from which funds are being transferred.

· The first unscheduled Division transfer in a Policy Year is free. We may charge a Transfer Fee of
$25.00 for each additional transfer or such larger amount as is required by law or by the underlying
Mutual Fund of the Division.

· The Minimum Scheduled Transfer Amount is $100 from any of the Divisions and $50 from the Fixed
Account.

· The Minimum Fixed DCA Account Amount is $1,000.

· The Minimum Unscheduled Partial Surrender Amount is $500.

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

Monthly Rates Per $1,000.00 of Net Amount At Risk

Insured’s	Monthly	Insured’s	Monthly	Insured’s	Monthly	Insured’s	Monthly
Attained	Rate	Attained	Rate	Attained	Rate	Attained	Rate
Age		Age		Age		Age
35	0.10083	58	0.69250	81	6.80750	104	49.12417
36	0.10667	59	0.75250	82	7.57167	105	52.56167
37	0.11167	60	0.82583	83	8.40083	106	56.38250
38	0.12000	61	0.91750	84	9.32750	107	60.65333
39	0.12833	62	1.02750	85	10.38250	108	65.45000
40	0.13750	63	1.15083	86	11.56750	109	70.87250
41	0.14917	64	1.28083	87	12.87917	110	77.05083
42	0.16333	65	1.41750	88	14.30667	111	83.33333
43	0.17917	66	1.55500	89	15.84083	112	83.33333
44	0.19917	67	1.69250	90	17.47083	113	83.33333
45	0.22083	68	1.84250	91	19.02833	114	83.33333
46	0.24167	69	1.99583	92	20.68500	115	83.33333
47	0.26500	70	2.17833	93	22.46750	116	83.33333
48	0.27833	71	2.38250	94	24.39333	117	83.33333
49	0.29417	72	2.65500	95	26.47583	118	83.33333
50	0.31417	73	2.94083	96	28.42750	119	83.33333
51	0.33917	74	3.24083	97	30.56000	120	83.33333
52	0.37333	75	3.57417	98	32.89917
53	0.41167	76	3.93917	99	35.47500
54	0.46000	77	4.36500	100	38.32333
55	0.51583	78	4.86333	101	40.65167
56	0.57583	79	5.44250	102	43.20750
57	0.63917	80	6.07833	103	46.02000

Basis of Values: Guaranteed maximum cost of insurance rates are based on 2001 CSO Mortality
Unismoke Table, age nearest birthday, with distinction for the Insured’s Gender.

TABLE OF APPLICABLE PERCENTAGES FOR DEATH BENEFIT OPTIONS

This policy complies with Section 7702 of the Internal Revenue Code under the Guideline Premium Test, which requires that the total death benefit is greater than or equal to the Policy Value multiplied by the applicable percentage from the following table.

Insured’s	Percentage	Insured’s	Percentage	Insured’s	Percentage
Attained	of Policy	Attained	of Policy	Attained	of Policy
Age	Value	Age	Value	Age	Value
35	250.00	64	122.00	93	102.00
36	250.00	65	120.00	94	101.00
37	250.00	66	119.00	95	101.00
38	250.00	67	118.00	96	101.00
39	250.00	68	117.00	97	101.00
40	250.00	69	116.00	98	101.00
41	243.00	70	115.00	99	101.00
42	236.00	71	113.00	100	101.00
43	229.00	72	111.00	101	101.00
44	222.00	73	109.00	102	101.00
45	215.00	74	107.00	103	101.00
46	209.00	75	105.00	104	101.00
47	203.00	76	105.00	105	101.00
48	197.00	77	105.00	106	101.00
49	191.00	78	105.00	107	101.00
50	185.00	79	105.00	108	101.00
51	178.00	80	105.00	109	101.00
52	171.00	81	105.00	110	101.00
53	164.00	82	105.00	111	101.00
54	157.00	83	105.00	112	101.00
55	150.00	84	105.00	113	101.00
56	146.00	85	105.00	114	101.00
57	142.00	86	105.00	115	101.00
58	138.00	87	105.00	116	101.00
59	134.00	88	105.00	117	101.00
60	130.00	89	105.00	118	101.00
61	128.00	90	105.00	119	101.00
62	126.00	91	104.00	120	101.00
63	124.00	92	103.00	121+	101.00

RIDER DATA

SN 10	Aviation Exclusion Rider
Effective Date:	November 1, 2011

SN 52	Accelerated Benefits Rider
Effective Date:	November 1, 2011
Maximum Administrative Fee:	$150
Accelerated Benefits Cap Maximum:	$1,000,000

SN 58	Change of Insured Rider
Effective Date:	November 1, 2011
Expiration Date:	To Insured’s Attained Age 70

SN 59	Cost of Living Increase Rider
Effective Date:	November 1, 2011
Expiration Date:	October 31, 2031
Minimum Cost of Living Increase:	$1,000
Maximum Cost of Living Increase:	Lesser of $100,000 or 30% of Cost of Living Base
Cost of Living Base:	$100,000

SN 60	Death Benefit Guarantee Rider
Effective Date:	November 1, 2011
Expiration Date:	November 1, 2041

SN 61	Death Benefit Advance Rider (Accelerated Benefit)
Effective Date:	November 1, 2011
Maximum Administrative Fee:	$150
Death Benefit Advance Cap:
For Terminal Illness	75% of the Face Amount up to $1,000,000
For Nursing Home Confinement	40% of the Face Amount up to $1,000,000
For Catastrophic Health Condition	5% of the Face Amount up to $30,000

SN 62	Extended Coverage Rider
Effective Date:	November 1, 2011

SN 11	Hazardous Sports Exclusion Rider
Effective Date:	November 1, 2011

SN 63	Life Paid-Up Rider (Overloan Protection)
Effective Date:	November 1, 2011
Life Paid-Up Rider Charge:	Maximum of 7.5% of Policy Value
Guaranteed Minimum Loan Indebtedness Percent:	92% of Surrender Value
Death Benefit Factor:	105%
Minimum Policy Duration:	15 Years

SN 64	Return of Cost of Insurance Rider
Effective Date:	November 1, 2011

SN 65	Salary Increase Rider
Effective Date:		November 1, 2011
Expiration Date:		November 1, 2041
Salary Review Date:		November 1
Multiplier:		2.00000
Maximum Increase Percentage:		20%
Maximum Increase Amount:		$30,000
Maximum Lifetime Increase Amount:		$1,000,000

Charge per month:		$0.00

SN 66	Surrender Value Enhancement Rider
Effective Date:	November 1, 2011
Expiration Date:	October 31, 2018
Maximum Rider Charge:	3.0% of premiums paid in excess of Target Premium in the
	first 7 Policy Years; no charge in subsequent Policy Years.

The current Premium Expense Charge, including the rider charge, will not exceed the Guaranteed Maximum Premium Expense Charge.

Target Premium:	$1,012.00

Policy Year Of		Surrender Charge
Full Surrender		Percentage
1		100%
2		100%
3		100%
4		100%
5		100%
6		80%
7		50%

Policy Year Of
Full Surrender		Additional Amount
1	8.31% of the sum of premium received less partial surrenders since issue
2	6.84% of the sum of premium received less partial surrenders since issue
3	5.37% of the sum of premium received less partial surrenders since issue
4	3.90% of the sum of premium received less partial surrenders since issue
5	2.43% of the sum of premium received less partial surrenders since issue
6	2.21% of the sum of premium received less partial surrenders since issue
7	2.01% of the sum of premium received less partial surrenders since issue

SN 67	Waiver of Monthly Policy Charge Rider
Effective Date:	November 1, 2011
Termination:	To the later of the Insured’s Age 65 Policy Anniversary or the end of a
waiver period in effect on the Insured’s Age 65 policy anniversary.
Maximum Face Amount::	$7,500,000

Guaranteed Maximum Cost of Waiver Rates
Monthly rates per $1,000.00 of Net Amount at Risk

Insured’s	Monthly	Insured’s	Monthly
Attained Age	Rate	Attained Age	Rate
35	0.01250	50	0.08583
36	0.01417	51	0.10417
37	0.01583	52	0.12583
38	0.01667	53	0.14833
39	0.01917	54	0.18500
40	0.02167	55	0.23167
41	0.02333	56	0.30000
42	0.02583	57	0.36250
43	0.02917	58	0.43250
44	0.03167	59	0.51083
45	0.03583	60	0.27417
46	0.04333	61	0.27750
47	0.05083	62	0.27167
48	0.06083	63	0.25000
49	0.07667	64	0.29333

The Guaranteed Maximum Cost of Waiver Rates above are based on a waiver rating of 1.0 times standard rates.

SN 68	Waiver of Specified Premium Rider
Effective Date:		November 1, 2011
Expiration Date:		The later of the Insured’s Age 65 Policy Anniversary
		or the end of a waiver period in effect on the Insured’s
		Age 65 Policy Anniversary.
Monthly Specified Premium:		$83.33
Monthly Waiver Cost
	per $100 of Specified Premium:	$0.34
Maximum Specified Premium per Policy Year:		$75,000

All amounts are covered for Waiver of Specified Premium benefits at 1.0 times standard premium rate.

These Data Pages Prepared On: November 1, 2011

Principal National Life Insurance Company
Des Moines, Iowa 50392-0001

DEFINITIONS IN THIS POLICY

All of the following defined terms and phrases and certain items on Your Data Pages are capitalized throughout the policy. Please read them carefully as they will help You understand the policy provisions.

ADJUSTMENT DATE is the Monthly Date on or next following Our approval of a requested adjustment.

ATTAINED AGE is the Insured's Age on the birthday nearest to the Policy Date, plus the number of complete Policy Years that have elapsed since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange (“NYSE”) is open for trading, and trading is not restricted.

DOLLAR COST AVERAGING DURATION (DCA Duration) means the length of time over which the entire
Fixed DCA Account value will be transferred to the Fixed Account and/or any Division(s). The DCA
Duration is shown on the current Data Pages.

DIVISION is the part of the Separate Account that invests in shares of a corresponding Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

EFFECTIVE DATE is the date on which all requirements, including the initial premium, for issuance of a policy have been satisfied.

FACE AMOUNT is the amount used to determine the death benefit provided by the policy. The Face
Amount may be increased or decreased as described in the policy. The Face Amount is shown on the current Data Pages.

FIXED ACCOUNT is that part of the Policy Value that is not in the Divisions, Fixed DCA Account, or
Loan Account.

FIXED DOLLAR COST AVERAGING ACCOUNT (Fixed DCA Account) is an account to which Net
Premiums may be allocated and from which a portion of the Policy Value is transferred to the Fixed Account and/or Division(s) on a monthly basis over the DCA Duration.

HOME OFFICE is the address shown on Your policy cover page or such other address We provide.

INITIAL FACE AMOUNT is the original Face Amount that was in effect on the Policy Date.

INSURED is the person named as the Insured on the current Data Pages of the policy. The Insured may or may not be the owner.

LOAN ACCOUNT is that part of the Policy Value that reflects any Loan Indebtedness.

LOAN INDEBTEDNESS is any outstanding policy loan(s) and unpaid loan interest.

MONTHLY DATE is the day of the month which is the same as the day of the Policy Date. The Monthly
Date will never be the 29th, 30th, or 31st of any month.

MONTHLY POLICY CHARGE is the amount deducted from the Policy Value on each Monthly Date as described in the Policy Expenses section.

MUTUAL FUND is a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

NET AMOUNT AT RISK is the result of:

1.	the death benefit as described in the Death Proceeds section of this policy at the beginning of the Policy Month, divided by 1.0016516; minus
2.	the Policy Value at the beginning of the Policy Month calculated as if the Monthly Policy Charge was zero.

NET POLICY VALUE is the Policy Value less any Loan Indebtedness.

NET PREMIUM is the gross premium less the deductions for the Premium Expense Charge. It is the amount of premium allocated to the Fixed Account, Fixed DCA Account, and/or Divisions.

NET SURRENDER VALUE is the Surrender Value less any Loan Indebtedness.

NOTICE is a communication that is acceptable to Us in form and substance and that We receive in Our
Home Office. We will require You to use a form We provide for certain Notices, including, for example, a policy surrender, a change of beneficiary, or a request to adjust Your policy.

POLICY DATE is the date from which Monthly Dates, Policy Years, and policy anniversaries are determined. The Policy Date is shown on the current Data Pages. The Policy Date will never be the 29th,
30th, or 31st of any month.

POLICY MATURITY DATE is the date to which this policy will stay in force, unless the death of the Insured occurs prior to that date, so long as all requirements outlined in the policy are satisfied. The Policy Maturity
Date is shown on the current Data Pages.

POLICY MONTH is any one-month period beginning on the Monthly Date.

POLICY VALUE is the sum of the values in the Loan Account, Divisions, Fixed Account, and Fixed DCA
Account.

POLICY YEAR is the one-year period beginning on the Policy Date and ending one day before the policy anniversary and each subsequent one-year period beginning on a policy anniversary.

Example: If the Policy Date is November 21, 2012, the first Policy Year ends on November 20, 2013. The first policy anniversary falls on November 21, 2013.

PREMIUM EXPENSE CHARGE is the charge deducted from premium payments for any sales charge, state and local taxes, and the federal tax charge. The Premium Expense Charge will not exceed the
Guaranteed Maximum Premium Expense Charge shown on the current Data Pages.

PRORATED BASIS is the proportion the value of a particular Division, the Fixed Account, or the Fixed
DCA Account bears to the total value of all Divisions, the Fixed Account, and the Fixed DCA Account.

SEPARATE ACCOUNT is Principal National Life Insurance Company Variable Life Separate
Account, which has Divisions to which Net Premiums may be allocated under this policy. Refer to the
Variable Life Separate Account provision for details.

SURRENDER VALUE is the Policy Value less any surrender charges.

UNIT is the accounting measure used to calculate the Division values.

VALUATION PERIOD is the period beginning at the close of normal trading on the NYSE, generally 4:00
p.m. E.T. on each Business Day, and ending at the close of normal trading of the NYSE on the next
Business Day.

WE, OUR, US is Principal National Life Insurance Company.

YOU, YOUR is the owner(s) of this policy.

PURCHASING AND KEEPING THE POLICY IN FORCE

PREMIUM PAYMENTS

Your first premium is due on the Policy Date. After that, You may pay premiums at any time while this policy is in force. The amount of Your premiums is subject to the Premium Payment Limits provision. We will give
You a receipt on request.

We will allocate initial Net Premiums to the Money Market Division of the Separate Account until 20 days after the Effective Date. After the 20-day period, We will transfer Your Policy Value to the Divisions, Fixed
Account, and/or the Fixed DCA Account as indicated by Your initial premium allocation instructions. If the purchase of this policy falls within the definition of a replacement under state law, We reserve the right to retain the initial Net Premiums (or any premium that may result from a replacement) in the Money Market
Division beyond the 20 days to correspond to the examination offer period of a particular state’s replacement requirements.

Your initial allocation instructions apply to future allocations of premiums, unless You change them.

You should identify the purpose of any payment. If You do not, We will apply any payment to first repay any outstanding policy Loan Indebtedness.

PLANNED PERIODIC PREMIUMS

Planned Periodic Premiums are premiums in an amount and on a frequency schedule that You choose.
You may elect a frequency schedule of annual, semi-annual, quarterly or a monthly pre-authorized withdrawal from your bank or other financial institution. You may change either the amount or frequency schedule of Your Planned Periodic Premium by providing Notice to Us. We will send to Your last known address reminder notices for Your Planned Periodic Premium on the annual, semi-annual or quarterly frequency schedule. All premiums, including unscheduled and/or additional premiums, are to be sent to Our
Home Office or to any address We provide on Our premium reminders.

PREMIUM PAYMENT LIMITS

You may make premium payments that are greater than the Planned Periodic Premium. However, We will refund any premiums that would disqualify this policy as “life insurance” as defined in the Internal Revenue
Code, Section 7702, as amended. Unless You provide Us Notice, We reserve the right to refund any premiums that would make this policy a modified endowment contract as defined in the Internal Revenue
Code, Section 7702A, as amended.

If any premium payment increases the policy's death benefit by more than it increases the Policy Value,
We reserve the right to refund all or part of the premium payment. If all or part of the premium payment is not refunded, We may require satisfactory evidence of insurability.

CONTINUATION OF INSURANCE

This policy will continue in force, even if You do not make a premium or loan payment, as long as the Net
Surrender Value is sufficient to pay the Monthly Policy Charge which is due on the Monthly Date. If the Net
Surrender Value is not sufficient, the Grace Period provision will then apply.

NO LAPSE GUARANTEE TEST

We guarantee this policy will stay in force during the first ten Policy Years when [A minus B] is greater than or equal to C, where:
A	is the sum of premiums paid;
B	is the sum of Loan Indebtedness and partial surrenders; and
C	is the sum of the No Lapse Guarantee Monthly Premiums since the Policy Date to the most recent Monthly Date.

The No Lapse Guarantee Monthly Premium is shown on the current Data Pages.

GRACE PERIOD

In Policy Years one through ten, a 61-day grace period will begin if You have not met the no lapse guarantee test and the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge.
The 61-day grace period begins when We mail a notice of impending policy termination to You. This notice will be sent to Your last address known to Us.

Your policy, including the privileges and rights of the owner(s), will terminate as of the end of the grace period if We have not received payment in Our Home Office equal to the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall, each set forth below.

The cumulative premium shortfall is [A minus B] plus C where:
A	is the cumulative minimum monthly premium due at the start of the grace period; and
B	is the amount equal to all premiums paid minus the sum of the Loan Indebtedness and partial surrenders; and
C	is three No Lapse Guarantee Monthly Premiums.

The Net Surrender Value shortfall is [A plus B] divided by C where:
A	is the amount by which the surrender charge is more than the Net Policy Value at the start of the grace period after the Monthly Policy Charge is deducted;
B	is three Monthly Policy Charges; and
C	is 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

In Policy Years 11 and later, a 61-day grace period will begin if the Net Surrender Value on any Monthly
Date is less than the Monthly Policy Charge. The 61-day grace period begins when we mail a notice of impending policy termination to You. This notice will be sent to Your last address known to Us.

Your policy, including the privileges and rights of the owner(s), will terminate as of the end of the grace period if We have not received payment in Our Home Office equal to the Net Surrender Value shortfall set forth below.

The Net Surrender Value shortfall is [A plus B] divided by C where:
A	is the amount by which the surrender charge is more than the Net Policy Value at the start of the grace period after the Monthly Policy Charge is deducted;
B	is three Monthly Policy Charges; and
C	is 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

If the Insured dies during a grace period, We will pay the death proceeds to the beneficiary(ies) subject to the Death Proceeds section.

TERMINATION

Your policy and all of its privileges and rights terminate on the date:
1.	You surrender Your policy;
2.	the death proceeds are paid;
3.	the maturity proceeds are paid; or
4.	the grace period ends as described in the Grace Period provision.

REINSTATEMENT

If Your policy terminates as described in the Grace Period provision, You may reinstate it provided all of the following are met:
1.	Such reinstatement is prior to the Policy Maturity Date.
2.	You have not surrendered Your policy.
3.	Not more than three years have elapsed since Your policy terminated.
4.	You supply evidence which satisfies Us that the Insured is alive and is insurable under Our underwriting guidelines then in effect.
5.	You either repay or reinstate any Loan Indebtedness existing at termination.
6.	You make the payment as defined by (a) or (b) below:
(a) If Your policy terminated in the first ten Policy Years, You must pay the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall, each set forth below.
The cumulative premium shortfall is [A minus B] plus C where:
A is the cumulative minimum monthly premium due at the end of the grace period; and
B is the amount equal to all premiums paid minus the sum of the Loan Indebtedness and partial surrenders; and
C is three No Lapse Guarantee Monthly Premiums.

The Net Surrender Value shortfall is [A plus B] divided by C where:
A is the amount by which the surrender charge is more than the Net Policy Value at the end of the grace period after the Monthly Policy Charge is deducted;
B is three Monthly Policy Charges; and
C is 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

(b) If Your policy terminated in Policy Years 11 and later, You must pay the Net Surrender Value shortfall set forth below.
The Net Surrender Value shortfall is [A plus B] divided by C where:
A is the amount by which the surrender charge is more than the Net Policy Value at the end of the grace period after the Monthly Policy Charge is deducted;
B is three Monthly Policy Charges; and
C is 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

Reinstatement will be effective on the Monthly Date on or next following the date We approve it. Your
Policy Date will remain the original Policy Date. The surrender charges, if any, and the Premium
Expense Charge are calculated based on the number of years the policy was in force. The period during which the policy was terminated is not included in these calculations. All minimum premium guarantees will be as if the policy had never ended. You will receive new Data Pages upon reinstatement.

PREMIUM INVESTMENT OPTIONS

ALLOCATIONS

You may allocate Net Premiums to the Divisions, the Fixed Account, and/or the Fixed DCA Account.
Allocation percentages must be zero or a whole number, with the sum of percentages equal to 100.

We will allocate Net Premiums according to Your most recent allocation instructions. You may change the allocation instructions by providing Us Notice.

FIXED ACCOUNT

Net Premiums allocated to the Fixed Account will earn interest at rates We determine at Our discretion.
In no event will the guaranteed interest rate be less than an effective annual rate of 2% accrued daily and compounded annually. The Fixed Account is a part of Our general account.

FIXED DOLLAR COST AVERAGING ACCOUNT (Fixed DCA Account)

Net Premiums allocated to the Fixed DCA Account will earn interest at rates We determine at Our discretion. In no event will the guaranteed interest rate be less than an effective annual rate of 2% accrued daily and compounded annually. The Fixed DCA Account is a part of Our general account.

Net Premiums allocated to the Fixed DCA Account will be transferred each Monthly Date over the length of the DCA Duration to the Fixed Account and/or any of the Divisions You elect. The transfers will begin on the first Monthly Date following 20 days after the Effective Date. If the purchase of this policy falls within the definition of a replacement under state law, the transfers will begin on the Monthly Date following the number of days corresponding to the examination offer period of a particular state’s replacement requirements.

The amount of the transfer will be determined by dividing the Fixed DCA Account value by the number of months remaining in the DCA Duration. You may transfer the Fixed DCA Account value in fewer months than are remaining in the DCA Duration or change Your allocation instructions by providing Us Notice.

The initial Net Premium allocated to the Fixed DCA Account must equal or exceed the Minimum Fixed DCA
Account Amount shown on the current Data Pages. Net Premiums allocated to the Fixed DCA Account will receive the interest rate in effect on the date those Net Premiums are allocated to the Fixed DCA Account.

Additional Net Premiums may be applied to the existing Fixed DCA Account for the remainder of the DCA
Duration. You may not transfer values from the Fixed Account or from any Division(s) to the Fixed DCA
Account.

DIVISIONS

The Separate Account is comprised of Divisions. Each Division invests in a Mutual Fund. You may allocate Net Premiums to one or more of the Divisions. Income, gains, and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains, or losses of other Divisions or Our other income, gains, or losses.

VARIABLE LIFE SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the
Separate Account Divisions to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains, and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions’ assets, without regard to Our other income, gains, or losses. The assets of the Separate Account will be available to cover the liabilities of
Our general account only to the extent that the Separate Account assets exceed its liabilities. The assets of the Separate Account will be valued at least as often as any policy benefits vary but at least monthly.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate
Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change
Your allocation instructions and transfer any value in the eliminated or combined Divisions to other
Division(s) and/or the Fixed Account. You may exercise this right until the later of 60 days after 1) the effective date of such change or 2) the date You receive notice of this right. You may exercise this right at no charge only if You have an interest in the affected Division(s).

The investment policy of the Variable Life Separate Account may not be changed without the approval of the
Insurance Commissioner of Iowa, Our domicile state. The approval process for any change is on file with the Commissioner of the state in which this policy is delivered.

BENEFITS WHILE THE POLICY IS IN FORCE

POLICY VALUES

Your Policy Value at any time is equal to the sum of the values You have in the Loan Account, the Divisions, the Fixed Account, and the Fixed DCA Account.

LOAN ACCOUNT VALUE

You may borrow against Your policy under certain conditions. When You take out a loan, We transfer the amount of the loan from one or more of the Divisions, the Fixed Account, and/or the Fixed DCA Account
into the Loan Account. For details of the Loan Account see the Policy Loans section.

FIXED ACCOUNT VALUE

The amount You have in the Fixed Account at any time equals:
1.	Net Premiums allocated to it; plus
2.	amounts transferred to it; plus
3.	interest credited to it; less
4.	amounts deducted from it; less
5.	amounts transferred from it; less
6.	amounts surrendered from it.

FIXED DCA ACCOUNT VALUE

The Fixed DCA Account value for the purpose of determining monthly transfers is equal to:
1.	Net Premiums allocated to it; plus
2.	interest credited to it; less
3.	amounts deducted from it; less
4.	amounts transferred from it; less
5.	amounts surrendered from it.

DIVISION VALUE

The value for each Division is equal to the number of Units in that Division multiplied by that Division's
Unit value. The number of Units in a Division at any time equals A minus B, where:
A	is the number of Units credited to the Division because of:
	1.	Net Premiums allocated to it; and
	2.	amounts transferred to it.

B	is the number of Units redeemed from the Division because of:
	1.	amounts deducted from it;
	2.	amounts transferred from it; and
	3.	amounts surrendered from it.

The number of Units credited or redeemed for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Business Day of the transaction.

UNIT VALUES

We will determine the Unit value for each Division at the end of each Valuation Period.

The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding
Business Day by the particular Division’s net investment factor for the current Valuation Period.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Business Day is equal to A divided by B, where:
A	is the net asset value of the underlying Mutual Fund shares held by that Division at the end of such
Business Day before any policy transactions are made on that day; and
B	is the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.

TRANSFERS

TRANSFERS ALLOWED

You may transfer amounts between the Divisions, the Fixed Account, and the Fixed DCA Account as
provided below. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and value is determined as of that day. Requests received after the close of the NYSE will be processed and values determined as of the next Business Day.

RESERVATION OF RIGHTS - We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner. We reserve the right to reject transfers if We deem that the transfers would disrupt the management of the Separate Account, any
Division, or any underlying Mutual Fund. Excessive transfers can disrupt management strategy of the underlying Mutual Funds and increase expenses, which are borne by all owners. In addition, We may suspend or modify transfer privileges at Our sole discretion, at any time, to prevent transfers that could disadvantage other owners. These modifications could include, but are not limited to:
1.	requiring a minimum time period between each transfer;
2.	not accepting transfer requests from someone providing them for multiple policies for which he or she is not the owner;
3.	limiting the dollar amount that an owner may transfer at any one time; or
4.	imposing a Transfer Fee as shown on the current Data Pages.

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to a Division, but not to the Fixed DCA Account, by
making either scheduled or unscheduled transfers (not both) during the same Policy Year, subject to the following conditions:

UNSCHEDULED FIXED ACCOUNT TRANSFERS - You may make one unscheduled transfer from the
Fixed Account each Policy Year, as follows:
1.	You must provide Us Notice within 30 days following either the Policy Date or any policy anniversary.
2.	You must specify the dollar amount or percentage to be transferred, which must be at least the
Minimum Unscheduled Transfer Amount shown on the current Data Pages and may not exceed 25%
of Your Fixed Account value as of the later of the Policy Date or the last policy anniversary.
3.	However, if Your Fixed Account value is less than $1,000, You may transfer up to 100% of Your Fixed
Account value within 30 days after any policy anniversary.

SCHEDULED FIXED ACCOUNT TRANSFERS - You may make scheduled transfers on a monthly basis from the Fixed Account as follows:
1.	Transfers will begin on a monthly basis on the date (other than the 29th, 30th or 31st) specified by You.
2.	Your Fixed Account value must equal or exceed the Minimum Fixed Account Value for scheduled transfers shown on the current Data Pages. We reserve the right to change this amount but it will never exceed $10,000.
3.	The monthly transfer will be the dollar amount or percentage You specify and that amount must equal or exceed the Minimum Scheduled Transfer Amount shown on the current Data Pages. The monthly amount transferred cannot exceed 2% of Your Fixed Account value as of the latest of the
Policy Date, last policy anniversary, or the date the request is received by Us.
4.	The transfers will continue until Your Fixed Account value is zero or We receive Notice to stop the transfers.
5.	You may change the dollar amount or percentage of these scheduled transfers once each Policy
Year by providing Us Notice.
6.	If You stop the scheduled transfers, You may not start them again until six months after the date of the last scheduled transfer.

TRANSFERS FROM FIXED DCA ACCOUNT

You may make unscheduled transfers from the Fixed DCA Account to the Fixed Account and/or Divisions.

TRANSFERS FROM DIVISIONS

You may transfer amounts from a Division to either the Fixed Account or another Division, but not to the
Fixed DCA Account, by making either a scheduled or unscheduled Division transfer, subject to the following conditions:

Transfers to the Fixed Account are allowed only if:
1.	You have not transferred any amount from the Fixed Account for at least six months; and
2.	Your Fixed Account value immediately after the transfer does not exceed $1,000,000, except with
Our prior approval.

UNSCHEDULED DIVISION TRANSFERS - You may make unscheduled transfers from a Division, subject to Our Reservation of Rights (see Transfers Allowed provision). You must specify the dollar amount or percentage to transfer from each Division, and the amount of the transfer must equal or exceed the lesser of the value of Your Division or the Minimum Unscheduled Transfer Amount shown on the current Data Pages.
We reserve the right to charge a Transfer Fee, not to exceed the Transfer Fee shown on the current Data
Pages.

SCHEDULED DIVISION TRANSFERS - You may make scheduled transfers from a Division, as follows:

1.	Transfers will begin on the date You specify, other than the 29th, 30th or 31st.
2.	You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly).
3.	You must specify the dollar amount or percentage to transfer from each Division and such amounts must equal or exceed the lesser of the value of those Divisions or the Minimum Scheduled Transfer
Amount shown on the current Data Pages.
4.	The value of each Division from which transfers are made must equal or exceed the Minimum
Division Value for scheduled transfers shown on the current Data Pages.
5.	The transfers will continue until the value in the Division(s) is zero or We receive Notice to stop making the transfers.
6.	We reserve the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING (APR)

APR allows You to maintain a specific percentage of Your Policy Value in the Divisions You have selected.
APR transfers are effective at the end of the Valuation Period during which We receive Your Notice.

APR transfers:
1.	do not begin until the expiration of the examination offer period (see the Examination Offer provision on the front cover of Your policy);
2.	may be made on the frequency You specify, subject to the following:
(a) quarterly APR transfers may be made on a calendar year or Policy Year basis; and
(b) s5emiannual or annual APR transfers may only be done on a Policy Year basis;
3.	do not begin until We receive Your Notice;
4.	are not available during the DCA Duration;
5.	are not available with the Fixed Account; and
6.	are not available if You have scheduled transfers from the same Division.

POLICY LOANS

You may borrow against Your Policy Value with this policy as sole collateral. You may borrow up to
90% of Your Net Surrender Value. You may not borrow against Your Policy Value during the examination offer period.

UNSCHEDULED LOANS - Unscheduled loans are available in all Policy Years. If You do not direct Us, the loan amount will be withdrawn in the same proportion as the allocation used for Your current Monthly
Policy Charge.

SCHEDULED LOANS – After the first Policy Year, You may elect to borrow part of Your Net Surrender
Value as a scheduled loan. Before You can set up scheduled loans, You must first withdraw, through partial surrenders, an amount which equals or exceeds the total premiums paid for the policy. We will withdraw the scheduled loans from the Fixed Account and Divisions in the same proportion as the allocation used for Your current Monthly Policy Charge. You may select to receive scheduled loans on an annual, semi-annual, quarterly, or monthly basis, as measured from the Policy Date.

LOAN ACCOUNT

If You borrow against Your policy, an amount equal to the loan will be transferred from the Fixed Account,
Fixed DCA Account, and/or the Divisions to Your Loan Account. The effective date of the transfer is the date of the loan.

Your Loan Account will be part of Our general account and will be credited with interest from the date of the loan. We will credit interest to Your Loan Account at the interest rate shown on the current Data Pages.
The interest rate is an effective annual rate. Interest accrues daily.

LOAN INTEREST CHARGE

Interest charges accrue daily on any Loan Indebtedness at the annual loan interest rate shown on the current Data Pages. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the Loan Indebtedness and accrues interest at the same rate. The adding of unpaid interest charges to the Loan Indebtedness will cause additional amounts to be redeemed from the
Divisions, the Fixed Account, and/or the Fixed DCA Account in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as Your policy is in force. Any loan repayment amount is transferred from Your Loan Account and applied to the Divisions, Fixed Account, and/or Fixed DCA Account
in the same manner used to allocate premium payments. Any Loan Indebtedness at the Insured’s death or at the Policy Maturity Date is deducted from the death or maturity proceeds.

You should identify the purpose of any payment. If You do not, We will apply any payment first to repay any outstanding policy Loan Indebtedness.

The Grace Period provision will be applied if the Loan Indebtedness equals or exceeds Your Surrender
Value.

POLICY SURRENDER

You may surrender Your Policy in full for its Net Surrender Value by sending Us Notice.

SURRENDER CHARGES

A surrender charge will be deducted from Your Policy Value if, within the surrender charge period, this policy is surrendered in full for its Net Surrender Value. No surrender charge will be deducted from the death proceeds or maturity proceeds. The surrender charge will be no greater than the Guaranteed
Maximum Surrender Charges shown on the current Data Pages for the Policy Year of surrender.

Surrender charges vary based on the Face Amount, age at issue or adjustment, and gender of the Insured, except for policies issued in connection with employment-related insurance and benefit plans not based on the gender of the Insured. Surrender charges will apply during the Policy Years as shown on the current
Data Pages. Any Face Amount increase has its own surrender charge period, which begins on the
Adjustment Date. The Guaranteed Maximum Surrender Charges on the current Data Pages show the total of the surrender charges for the Initial Face Amount as of the Policy Date plus the surrender charge(s) for any Face Amount increase(s).

Decreases in Face Amount do not decrease the Guaranteed Maximum Surrender Charges shown on the current Data Pages.

PARTIAL SURRENDERS

You may request unscheduled or scheduled partial surrenders of the Net Surrender Value. Your Policy
Value is reduced by the amount of a partial surrender.

Any partial surrender will result in a withdrawal from the Fixed Account and/or a redemption of Units in the
Division from which the partial surrender occurs. The partial surrender is effective at the end of the
Valuation Period during which We receive Notice.

A partial surrender may reduce Your Face Amount. If there have been prior increases in the Face Amount, any subsequent reduction of the Face Amount due to a partial surrender will be taken first from the most recent Face Amount increase, then from each prior Face Amount increase in reverse chronological order, and lastly from the Initial Face Amount. The resulting Face Amount must be at least the Minimum Face
Amount for this policy as shown on the current Data Pages.

All partial surrenders will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase in Face Amount may be required in order to maintain compliance with the limits.

UNSCHEDULED PARTIAL SURRENDERS - Each Policy Year after the first Policy Year, You may receive up to two unscheduled partial surrenders from the Net Surrender Value, subject to the following:
1.	each unscheduled partial surrender must be in an amount not less than the Minimum Unscheduled
Partial Surrender Amount shown on the current Data Pages; and
2.	the total amount surrendered in any Policy Year may not exceed 75% of the Net Surrender Value as of the date of the first unscheduled partial surrender in a Policy Year.

You may tell Us in what proportion to allocate the amount of the partial surrender to be withdrawn from the Fixed Account and/or Divisions. Partial surrenders are not available from the Fixed DCA Account.
If You do not tell Us otherwise, We will withdraw the unscheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

Depending on the Death Benefit Option in effect at the time of the unscheduled partial surrender (see the
Death Proceeds section for a description of the Death Benefit Options), the Face Amount may be reduced as described below.

If Death Benefit Option 1 is in effect, the Face Amount is reduced by the amount of the unscheduled partial surrender that is not considered a preferred partial surrender, as described later in this section.

The Face Amount reduction will be less if the minimum death benefit, as defined by applicable tax law, is greater than the Face Amount prior to the partial surrender. The Face Amount reduction is the amount determined above that exceeds the difference between the minimum death benefit, as defined by applicable tax law, and the Face Amount prior to the partial surrender.

If Death Benefit Option 2 is in effect, then the Face Amount is not reduced.

If Death Benefit Option 3 is in effect, then the Face Amount is reduced by the lesser of A or B where:
A	is the unscheduled partial surrender amount;
B	is the greater of (a) the amount that total unscheduled partial surrenders exceed total premiums paid, or (b) zero.

The Face Amount reduction will be less if the minimum death benefit, as defined by applicable tax law, is greater than the Face Amount prior to the partial surrender. The Face Amount reduction is the amount determined above that exceeds the difference between the minimum death benefit, as defined by applicable tax law, and the Face Amount prior to the partial surrender.

SCHEDULED PARTIAL SURRENDERS - After the first Policy Year, You may elect to withdraw part of Your
Net Surrender Value as a scheduled partial surrender. You may select to receive scheduled partial surrenders on an annual, semi-annual, quarterly, or monthly basis as measured from the Policy Date. The amount surrendered may not exceed 90% of the Net Surrender Value as of the effective date of each scheduled partial surrender.

We will withdraw the scheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

When total partial surrenders equal total premiums paid, scheduled partial surrenders will stop. You may also stop scheduled partial surrenders by sending Us Notice.

Depending on the Death Benefit Option in effect at the time of the scheduled partial surrender (see the
Death Proceeds section for a description of the Death Benefit Options), the Face Amount may be reduced as described below.

If Death Benefit Option 1 is in effect, the Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Face Amount may also be reduced on the Monthly Date any change to a scheduled partial surrender is effective. The Face Amount is reduced by the amount of total scheduled partial surrenders planned in each Policy Year that are not considered preferred partial surrenders, as described later in this section.

The Face Amount reduction will be less if the minimum death benefit, as defined by applicable tax law, is greater than the Face Amount prior to when the scheduled partial surrenders begin. The Face Amount reduction is the amount determined above that exceeds the difference between the minimum death benefit, as defined by applicable tax law, and the Face Amount prior to when the scheduled partial surrenders begin.

If Death Benefit Option 2 is in effect, then the Face Amount is not reduced.

If Death Benefit Option 3 is in effect, then the Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Face Amount may also be reduced on the Monthly Date any increase to a scheduled partial surrender is effective. The
Face Amount is reduced by the lesser of A or B where:
A is the scheduled partial surrender amounts planned for that Policy Year;
B is the greater of (a) the amount that total partial surrenders exceed total premiums paid, or (b) zero.

The Face Amount reduction will be less if the minimum death benefit, as defined by applicable tax law, is greater than the Face Amount prior to when the scheduled partial surrenders begin. The Face Amount reduction is the amount determined above that exceeds the difference between the minimum death benefit, as defined by applicable tax law, and the Face Amount prior to when the scheduled partial surrenders begin.

PREFERRED PARTIAL SURRENDER – means an annual amount that You may surrender from Your policy that will not result in a Face Amount reduction. Preferred partial surrenders are available only when (i) the policy has Death Benefit Option 1 in effect, and (ii) the surrender is made during the period between Policy
Years two through 15. The annual amount is equal to 10% of the Net Surrender Value as of the end of the prior Policy Year subject to maximum limits under Our underwriting guidelines then in effect. However, a partial surrender that exceeds the preferred partial surrender amount in any year, as described above, will result in a reduction in the Face Amount of the policy.

POLICY EXPENSES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:
1.	the cost of insurance (described below);
2.	the cost of additional benefits provided by any rider in effect for the Policy Month;
3.	the current monthly administration charge, which will not exceed the Guaranteed Maximum Monthly
Administration Charge shown on the current Data Pages;
4.	the current asset based charge imposed on the Net Policy Value, which will not exceed the
Guaranteed Maximum Annual Asset Based Charge shown on the current Data Pages; and
5.	the current monthly policy issue charge which will not exceed the Guaranteed Maximum Monthly
Policy Issue Charge shown on the current Data Pages; and
6.	any additional charges shown on the current Data Pages.

We will withdraw the Monthly Policy Charge from the Policy Value.

You select how Your Monthly Policy Charge will be allocated. Your choices are:
1.	the allocation instructions You chose for Your premiums; or
2.	determined on a Prorated Basis; or
3.	any other allocation upon which We mutually agree.

If You do not designate Monthly Policy Charge allocation instructions, they will be the same allocation instructions You chose for Your premiums.

If the amount in a Division, the Fixed Account, and/or the Fixed DCA Account is insufficient to allow the allocation You chose, Your Monthly Policy Charge will be allocated on a Prorated Basis.

For each Division, the Fixed Account, and/or the Fixed DCA Account, the allocation percentages must be zero or a whole number. The sum of the percentages must equal 100. Changes in allocation instructions may be made by providing Us Notice. Once approved by Us, they are effective as of the next
Monthly Date.

COST OF INSURANCE

The cost of insurance on each Monthly Date is:
1.	the cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000;
multiplied by
2.	the Net Amount At Risk.

COST OF INSURANCE RATES

Cost of insurance rates are determined by Us and will never be higher than the guaranteed maximum rates stated in the Table of Guaranteed Maximum Cost of Insurance Rates shown on Your current Data Pages.
We may use rates lower than these guaranteed maximum rates. We determine cost of insurance rates based on, including but not limited to, Our expectations as to Our future investment earnings, expenses, including state and federal taxes, mortality and persistency experience, and revenue for profit. Any change in these rates applies to all individuals of the same class as the Insured.

Cost of insurance rates at issue and for any Face Amount increases are based on the age at issue and adjustment, duration since issue and adjustment, risk class, and tobacco status of the Insured. Cost of insurance rates are also based on gender of the Insured, except for policies issued in connection with employment-related insurance and benefit plans not based on the gender of the Insured.

PREMIUM EXPENSE CHARGE

We will deduct a current Premium Expense Charge, not to exceed the Guaranteed Maximum Premium
Expense Charge shown on the current Data Pages, from each premium payment. The result will be the
Net Premium payment.

ADJUSTMENT OPTIONS

REQUESTING AN ADJUSTMENT

You must send Us Notice for any adjustment to Your policy. An adjustment is effective on the Adjustment
Date. For a Face Amount increase the Insured and owner(s) must sign a Notice. Only the owner(s) is required to sign a Notice requesting a Face Amount decrease. The Notice must show the Face Amount desired after adjustment.

ADJUSTING THE FACE AMOUNT

While Your policy is in force You may request an increase or decrease in the Face Amount. Decreases may not be made during the first Policy Year. Any adjustment request is subject to Our approval.

The maximum cumulative Face Amount decrease that will be allowed in Policy Years two through five is
35% of the Initial Face Amount. The maximum cumulative Face Amount decrease does not include Face
Amount decreases due to partial surrenders and Death Benefit Option changes.

If there have been prior increases in the Face Amount, any subsequent reduction of the Face Amount due to an adjustment will be taken first from the most recent Face Amount increase, then from each prior Face
Amount increase in reverse chronological order, and lastly from the Initial Face Amount.

The request for an increase or decrease in the Face Amount will be subject to the limits as defined in the
Internal Revenue Code Section 7702, as amended. An increase or decrease may not be allowed if it would cause a refund of premium and/or the distribution of the Policy Value in order to maintain compliance with the limits. A decrease will not reduce the No Lapse Guarantee Monthly Premium. The Face Amount may
not be decreased below the Minimum Face Amount shown on the current Data Pages.

A Face Amount decrease will not decrease the Guaranteed Maximum Surrender Charges shown on the current Data Pages. A Face Amount increase will have its own surrender charge and surrender charge period.

APPROVAL OF AN ADJUSTMENT

Any increase in Face Amount will be in a risk classification We determine, and will be approved if:
1.	the Attained Age of the Insured does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect; and
2.	the amount of the Face Amount increase is at least the Minimum Face Amount Increase shown on the current Data Pages; and
3.	You supply evidence which satisfies Us that the Insured is alive and insurable under Our underwriting guidelines then in effect; and
4.	the death proceeds less the Policy Value does not exceed Our maximum limits as defined under
Our underwriting guidelines then in effect; and
5.	Your policy is not in a grace period; and
6.	the Face Amount after adjustment is not less than the Minimum Face Amount shown on the current
Data Pages; and
7.	Your Monthly Policy Charges or premiums are not being waived under any rider.

DEATH PROCEEDS

We will pay the death proceeds to the beneficiary(ies) subject to the provisions of this policy, after We receive Notice and due proof that the Insured died while the policy was in force and before the Policy
Maturity Date. We require notification of the Insured’s death as soon as it occurs, or as soon thereafter as is reasonably possible. Proof of death includes documentation necessary to pay the death proceeds. The death proceeds, determined as of the date of the Insured’s death, are A minus B where:
A	is the death benefit described below plus any proceeds from any benefit rider on the Insured’s life; and
B	is any Loan Indebtedness and, if the Insured’s death occurs during a grace period, any overdue
Monthly Policy Charges.

Any premium received after the date of death will be paid to the beneficiary(ies) and will not be included in the calculation of the death proceeds. With Our consent a different arrangement for the return of premium may be specified prior to the payment of the death proceeds.

We will pay interest on death proceeds as required by law.

DEATH BENEFIT OPTIONS

This policy provides three Death Benefit Options. The Death Benefit Option in effect is shown on the current Data Pages. Option 3 is available only at policy issue.

Option 1.

Under option 1, the death benefit equals the greater of:
1.	the Face Amount; or
2.	the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table
Of Applicable Percentages For Death Benefit Options on the current Data Pages.

Option 2.

Under option 2, the death benefit equals the greater of:
1.	the Face Amount plus Your Policy Value; or
2.	the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table
Of Applicable Percentages For Death Benefit Options on the current Data Pages.

Option 3.

Under option 3, the death benefit equals the greater of:
1.	the Face Amount plus the greater of: a) premiums paid less partial surrenders; and b) zero; or
2.	the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table
Of Applicable Percentages For Death Benefit Options on the current Data Pages.

CHANGES IN DEATH BENEFIT OPTIONS

You may change the Death Benefit Option on or after the first policy anniversary. A change in the Death
Benefit Option will result in a Face Amount adjustment so that the Net Amount At Risk is the same immediately before and after the change.

If there have been prior increases in the Face Amount, any subsequent reduction of the Face Amount due to a change in the Death Benefit Option will be taken first from the most recent Face Amount increase, then from each prior Face Amount increase in reverse chronological order, and lastly from the Initial Face
Amount. The Face Amount after any reduction must be at least the Minimum Face Amount allowed, which is shown on the current Data Pages. Changes in Death Benefit Options may require proof of insurability which satisfies Us subject to Our then current underwriting guidelines.

To request a change in the Death Benefit Option, You must send Us Notice. A change approved on a
Monthly Date will be effective on that Monthly Date. A change approved on any day other than a Monthly
Date will be effective on the next following Monthly Date. If a Face Amount increase results from a Death
Benefit Option change, We will not apply a surrender charge to the amount of the increase. Death Benefit
Option changes are limited to two per Policy Year and, on the effective date of the change, the following apply:
1.	If the change is from option 1 to option 2, We will reduce the Face Amount by the Policy Value.
2.	If the change is from option 2 to option 1, We will increase the Face Amount by the Policy Value.
3.	If the change is from option 3 to option 1, We will increase the Face Amount by the amount that the total premiums paid exceed partial surrenders to the date of the change.
4.	If the change is from option 3 to option 2, the Face Amount will be adjusted by an amount determined by subtracting the Policy Value from the greater of: a.) total premiums paid less partial surrenders and b.) zero.
5.	You may not change from option 1 to option 3, or from option 2 to option 3.
6.	A Death Benefit Option change will be subject to the limits as defined in the Internal Revenue Code
Section 7702, as amended. An additional increase in Face Amount may be required in order to maintain compliance with the limits.

MATURITY PROCEEDS

If the Insured is living on the Policy Maturity Date, and there is no rider extending the Policy Maturity Date,
We will pay You the policy's maturity proceeds which are equal to the Net Surrender Value.

BENEFIT PAYMENT OPTIONS

In lieu of a lump sum payment, You may elect a benefit payment option for payment of the death, maturity, or surrender proceeds. If no benefit payment option has been elected before the Insured’s death, the beneficiary may apply the death proceeds to a benefit payment option.

Once the proceeds are applied under a benefit payment option, this policy is terminated and a supplementary contract is issued. The Company reserves the right, at its discretion, to provide a supplementary contract issued by itself, by an affiliated company, or by a non-affiliated issuer of annuity contracts.

BENEFIT PAYMENT CONDITIONS

Election of any benefit payment option is subject to the following conditions:
1.	Any amount payable to an assignee will be paid in one lump sum. Any remaining proceeds will then be applied to the elected benefit payment option.
2.	No changes may be made to the benefit payment option once a supplementary contract is issued.
3.	The proceeds applied must be at least $25,000.00.
4.	Benefit payment options are restricted if the recipient of benefits is not a natural person.
5.	We reserve the right to require evidence of age, gender where applicable, and continuing survival.
6.	Under Options B, C, D, and E, one of the persons on whose life payments are based must be the owner, Insured, or beneficiary.

DESCRIPTION OF BENEFIT PAYMENT OPTIONS

OPTION A, CUSTOM: A custom benefit arrangement can be designed with the Company’s written approval.

OPTION B, LIFE INCOME: We will make benefit payments during the person’s lifetime. The minimum monthly life income is shown in the Option B Tables below. Payments cease when the person dies.

OPTION C, LIFE INCOME WITH GUARANTEED PERIOD: We will make benefit payments for the longer of the person’s lifetime or a guaranteed period that You select. The minimum monthly life income for an elected 10-year guaranteed period is shown in the Option C Tables below. If the person dies after payments begin but before the end of the guaranteed period, the remaining payments will be paid to the named beneficiary(ies) under the benefit payment option.

OPTION D, JOINT AND SURVIVOR LIFE INCOME: We will make benefit payments during the lifetime of two persons. The minimum monthly joint and 100% survivor life income is shown in the Option D Tables below. Payments cease when both persons have died.

OPTION E, JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PERIOD: We will make benefit payments for the longer of the lifetimes of two persons or a guaranteed period that You select. The minimum monthly joint and 100% survivor life income for an elected 10-year guaranteed period is shown in the Option E Tables below. If both persons die after payments begin but before the end of the guaranteed period, the remaining payments will be paid to the named beneficiary(ies) under the benefit payment option.

BENEFIT OPTIONS B, C, D, and E: These benefit options are based on the Annuity 2000 Mortality Table with mortality projected 40 years by projection Scale G and 1.0% interest. Payments will be in an amount
We determine but not less than guaranteed by this section. Benefit options are also based on the gender of the payee except for policies issued in states that require unisex tables or in connection with benefit plans not based on the gender of the Insured.

OPTION B TABLES

These tables show the minimum monthly life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

Age of Male		Age of Female/Unisex
Payee	Life Income	Payee	Life Income
55	2.95	55	2.71
56	3.02	56	2.77
57	3.09	57	2.83
58	3.17	58	2.89
59	3.25	59	2.96

60	3.34	60	3.03
61	3.43	61	3.11
62	3.53	62	3.19
63	3.63	63	3.28
64	3.74	64	3.37

65	3.86	65	3.46
66	3.98	66	3.57
67	4.11	67	3.67
68	4.25	68	3.79
69	4.40	69	3.91

70	4.56	70	4.05
71	4.72	71	4.19
72	4.90	72	4.34
73	5.08	73	4.50
74	5.28	74	4.68

75	5.49	75	4.86

85	8.57	85	7.68

95	14.43	95	13.03

OPTION C TABLES

These tables show the minimum monthly life income for an elected 10-year guaranteed period for each
$1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

Age of Male	10-Year	Age of Female/Unisex	10-Year
Payee	Guaranteed	Payee	Guaranteed
	Period		Period
55	2.94	55	2.70
56	3.00	56	2.76
57	3.08	57	2.82
58	3.15	58	2.88
59	3.23	59	2.95

60	3.31	60	3.02
61	3.40	61	3.10
62	3.49	62	3.17
63	3.59	63	3.26
64	3.69	64	3.34

65	3.79	65	3.44
66	3.91	66	3.53
67	4.02	67	3.64
68	4.15	68	3.75
69	4.27	69	3.86

70	4.41	70	3.98
71	4.55	71	4.11
72	4.69	72	4.25
73	4.84	73	4.39
74	4.99	74	4.54

75	5.15	75	4.70

85	6.93	85	6.56

95	8.31	95	8.13

OPTION D TABLES

These tables show the minimum monthly joint and 100% survivor life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

Age of Male	Age of Female Payee
Payee	55	60	62	65	70	75	85	95
60	2.53	2.71	2.78	2.88	3.02	3.14	3.27	3.32
62	2.56	2.76	2.83	2.95	3.12	3.26	3.43	3.50
65	2.60	2.82	2.91	3.05	3.26	3.46	3.71	3.81
70	2.64	2.90	3.01	3.19	3.49	3.79	4.24	4.45
75	2.67	2.95	3.08	3.29	3.68	4.09	4.83	5.25
85	2.69	3.01	3.16	3.41	3.92	4.55	6.09	7.41
95	2.70	3.03	3.18	3.45	4.01	4.77	7.02	9.86

Age of Older	Age of Younger Unisex Payee
Unisex Payee	55	60	62	65	70	75	85	95

60	2.48	2.63
62	2.52	2.68	2.75
65	2.56	2.76	2.83	2.95
70	2.62	2.86	2.96	3.11	3.36
75	2.65	2.93	3.05	3.24	3.59	3.93
85	2.69	3.00	3.15	3.39	3.88	4.48	5.83
95	2.70	3.02	3.18	3.44	4.00	4.74	6.89	9.42

OPTION E TABLES

These tables show the minimum monthly joint and 100% survivor life income for an elected 10-year guaranteed period for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

Age of Male	Age of Female Payee
Payee	55	60	62	65	70	75	85	95
60	2.53	2.71	2.78	2.88	3.02	3.13	3.26	3.30
62	2.56	2.75	2.83	2.95	3.12	3.26	3.42	3.48
65	2.60	2.82	2.91	3.04	3.26	3.45	3.69	3.78
70	2.64	2.90	3.01	3.18	3.49	3.78	4.20	4.37
75	2.67	2.95	3.08	3.29	3.67	4.08	4.76	5.08
85	2.69	3.00	3.15	3.40	3.90	4.50	5.82	6.67
95	2.70	3.02	3.17	3.43	3.97	4.66	6.41	7.80

Age of Older	Age of Younger Unisex Payee
Unisex Payee	55	60	62	65	70	75	85	95

60	2.48	2.63
62	2.52	2.68	2.75
65	2.56	2.76	2.83	2.94
70	2.62	2.86	2.96	3.11	3.36
75	2.65	2.93	3.05	3.24	3.58	3.92
85	2.69	3.00	3.14	3.39	3.87	4.44	5.62
95	2.70	3.02	3.17	3.43	3.96	4.65	6.35	7.66

RIGHT TO EXCHANGE

By providing Us Notice, You may at any time within the first 24 months from the Effective Date make an irrevocable, one time election to transfer all of Your Division and Fixed DCA Account values to the Fixed
Account.

OWNER, BENEFICIARY, ASSIGNMENT

OWNER

The owner(s) is named in the application unless You change ownership as provided in the Change Of
Owner Or Beneficiary provision. As owner(s), You may exercise every right and privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). Your ownership rights and privileges continue while Your policy is in force. If an owner dies before the policy terminates, the surviving owner(s), if any, shall succeed to that person’s ownership interest, unless otherwise specified. If all owners die before the policy terminates, the policy will pass to the Insured. With our consent, You may specify a different arrangement for contingent ownership.

BENEFICIARY

The beneficiary(ies) named in the application will receive the death proceeds unless You change the beneficiary designation as provided in the Change Of Owner Or Beneficiary provision. If any beneficiary dies before the Insured, We will pay the death proceeds to any surviving beneficiary(ies) according to the terms of the beneficiary designation then in effect. If no beneficiary(ies) survives the Insured, the death proceeds will be paid to the surviving owner(s) in equal percentages or, if applicable, to the last surviving owner’s estate unless otherwise specified.

If the beneficiary(ies) is not a natural person, We may require proof the beneficiary(ies) is a validly existing entity immediately prior to making payment but no later than 180 days following the death of the Insured. If proof cannot be provided, then the beneficiary(ies) will be deemed to not have survived the Insured.

CHANGE OF OWNER OR BENEFICIARY

You may change the owner(s) or beneficiary(ies) of this policy by sending Us Notice. Our approval is needed and no change is effective until We approve it. Once approved, the change is effective as of the date You signed the request. We may require that You send Us this policy so We can record the change.

BENEFIT INSTRUCTIONS

While the Insured is alive, You may send Us instructions for the payment of the death proceeds under one of the benefit payment options. Such instructions, or change of instructions, must be in a format We specify. We must approve the arrangement chosen before any payment is made. If You change beneficiary(ies), prior benefit instructions are revoked.

ASSIGNMENT

You may assign Your policy as collateral for a loan by providing Us with an original or a certified copy of the assignment which must be in a form acceptable to Us. We assume no responsibility for the assignment's validity. An assignment does not change the ownership of the policy. The rights of beneficiaries, whenever named, except for irrevocable beneficiaries named prior to Our receipt in Our Home Office of the assignment, become subordinate to those of the assignee. The assignment becomes effective on the date We receive it and is subject to any action taken by Us prior to that date.

GENERAL INFORMATION

THE CONTRACT

This policy, the attached application(s) and riders or endorsements, any amendments to the application(s), any adjustment and reinstatement application(s), and the Data Pages make up the entire contract. If We send You revised Data Pages, the Data Pages are to be attached to and made a part of this policy. Where revised Data Pages conflict with previously issued Data Pages, the revised Data Pages will govern. Any statements made in the application(s), an adjustment application(s), or any amendments to the application(s) will be considered representations and not warranties. No statement, unless made in an application(s), or amendments thereto, will be used to void Your policy (or void an adjustment in case of an adjustment application(s)) or to defend against a claim.

ALTERATIONS

This policy may be altered by mutual agreement or as necessary to comply with applicable law. Any alteration must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the policy or waive any provisions.

RISK RECLASSIFICATION

You may request a change in risk class while Your policy is in force. The written request for a change must be submitted in a form satisfactory to Us. Any reclassification will be subject to Our then current underwriting guidelines. Any new risk class will be a risk class We determine but will not be less favorable than the
Insured’s current risk class. Upon approval, We will provide written confirmation of the change to Your last address known to Us.

REQUESTING ADDITIONAL BENEFITS BY RIDER

You may request that additional benefits provided by rider(s) be added to Your policy after the Policy Date.
The written request to add additional rider(s) must be submitted in a form satisfactory to Us. Any addition of rider(s) will be subject to their availability at the time the request is received and subject to Our then current underwriting guidelines. Upon approval, We will send the requested rider(s) to Your last address known to
Us.

INCONTESTABILITY

With respect to statements made in the initial application(s) for this policy, We will not contest this policy after the policy has been in force during the lifetime of the Insured for two years from the Policy Date. With respect to statements made in any subsequent application(s) for additional coverage or reinstatement application(s), We will not contest the additional coverage or reinstated coverage resulting from such application(s) after the additional coverage or reinstated coverage has been in force during the lifetime of the Insured for two years from the date of the adjustment or reinstatement. The time limits in this
Incontestability provision do not apply to fraudulent misrepresentations.

MISSTATEMENT OF AGE OR GENDER

If the age, or gender where applicable, of the Insured has been misstated, the death benefit will be that which would be purchased by the most recent cost of insurance rate charge at the correct age, or gender where applicable, of the Insured.

DEFERMENT

We will usually pay surrenders, partial surrenders, policy loans or maturity proceeds within five Business
Days after We receive Notice. We will usually pay any death benefit within five Business Days after We receive 1) proof at Our Home Office of the Insured’s death, and 2) any other forms We may require to be completed.

However, We reserve the right to delay payment of values in the Fixed Account and Fixed DCA Account for up to six months after You provide Us Notice.

We may not be able to determine the value of the Divisions of Our Separate Account if:
1.	the NYSE is closed on other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC;
2.	the SEC by order permits postponement; or
3.	the SEC requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Mutual Funds.

If any of the above events occur, We reserve the right to defer:
1.	determination and payment of any surrender, partial surrenders, maturity proceeds, or death proceeds;
2.	payment of any policy loans;
3.	determination of the Unit values of the Divisions;
4.	any requested transfer between the Divisions; and
5.	application of Your death proceeds, maturity proceeds, or surrender proceeds under Benefit
Payment Options.

If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your Notice, the amount of the surrender, transfer or policy loan will be determined the first
Valuation Date following the expiration of the permitted delay. The death proceeds, maturity proceeds, surrender or policy loan will be paid, or transfers made, usually within five Business Days thereafter.

SUICIDE

This policy's death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within two years of the Policy Date. Instead, We will return all premiums paid, less any Loan Indebtedness, less any partial surrenders. This amount will be paid to the beneficiary(ies).

Any death proceeds that are a result of a Face Amount increase made under the Adjustment Options section or under any attached rider will not be paid if the Insured dies by suicide, while sane or insane, within two years of the Adjustment Date. Instead, We will return the sum of the cost of insurance charges paid for the increased amount of protection. This amount will be paid to the beneficiary(ies).

BASIS OF VALUES

Guaranteed maximum cost of insurance rates are based on the mortality table referred to on the current
Data Pages.

Where required, We filed a detailed statement of the method of calculating values and benefits with the insurance department of the state in which this policy is written. The guaranteed values are greater than or equal to those required by any state law.

STATEMENT OF VALUE

You will receive an annual policy statement once each year until the policy terminates. The statement will show:
1.	the current death benefit;
2.	the current Policy Value and Surrender Value;
3.	all premiums paid since the last statement;
4.	all charges since the last statement;
5.	any Loan Indebtedness;
6.	any partial surrenders since the last statement;
7.	any investment gain or loss since the last statement; and
8.	the total value of each of Your Divisions, the Fixed Account, and the Fixed DCA Account.

CURRENT ILLUSTRATION

After the first Policy Year, You may annually request, without charge, a current illustration of Your policy.
We may charge a reasonable fee for any additional requests.

APPLICABLE TAX LAW

Certain financial transactions or changes You make to Your policy, for example any transaction involving a transfer of values, or any withdrawal of policy values, including loans or surrenders, may have tax consequences. You should consult with legal or tax advisers for assistance.

This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code and all related regulatory materials ("Code") in order for You to receive the tax treatment accorded to life insurance under the Code. Therefore, to maintain this qualification to the maximum extent permitted by law,
We reserve the right to return any premium payments that would cause this policy to fail to qualify as life insurance under the Code as interpreted by Us. Further, We reserve the right to make changes in this policy, to disallow policy adjustments or to make distributions from the policy to the extent We deem necessary, in Our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected.

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FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY Benefits are payable at the earlier of the Policy Maturity Date or the death of Insured. Flexible premiums are payable until the earlier of the Policy Maturity Date or the death of the Insured. The death benefit is adjustable subject to specified requirements and limits. This policy is non-participating.